Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS
AND REITERATES FOURTH QUARTER GUIDANCE

     Pleasanton, California, November 20, 2007 -- Ross Stores, Inc. (ROST) today reported that earnings per share for the 13 weeks ended November 3, 2007 grew 16% to $.36, compared to $.31 for the 13 weeks ended October 28, 2006. Net earnings for the fiscal 2007 third quarter totaled $48.7 million, compared to $43.9 million in the comparable prior year period. Fiscal 2007 third quarter sales increased 8% to $1.468 billion, with same store sales for the period up 1% on top of a 4% gain in the prior year.

     For the nine months ended November 3, 2007, earnings per share increased 16% to $1.21, compared to $1.04 for the nine months ended October 28, 2006. Net earnings for the first nine months of fiscal 2007 totaled $166.6 million, compared to $148.5 million for the same period in the prior year. Sales for the first nine months of 2007 increased 9% to $4.324 billion, with comparable store sales up 1% on top of a 5% gain in the prior year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Comparable store sales for the third quarter were within our forecasted range, despite the challenging macroeconomic climate and unseasonably warm weather across the country in September and October. The strongest regions during the period were the Northwest and Texas, while Dresses, Home and Shoes were the best-performing merchandise categories.”

     Mr. Balmuth continued, “Operating margin for the quarter grew about 15 basis points, as a 45 basis point gain in gross margin was partially offset by a 30 basis point increase in selling, general and administrative costs as a percent of sales. These results were driven mainly by improvements in corporate, distribution and freight expenses as a percent of sales that more than offset increases in store and occupancy costs.”

     Mr. Balmuth also noted, “Our balance sheet and cash flows remained healthy as we ended the third quarter. We continued to return capital to stockholders through our stock repurchase and dividend programs. During the first nine months of 2007, we repurchased 5.0 million shares of common stock for an aggregate of $153 million. We are on track to complete by year end the remaining $47 million of our two-year $400 million stock repurchase program authorized by our Board of Directors.”

     Mr. Balmuth continued, “Looking ahead, for the 13 weeks ending February 2, 2008, we continue to project same store sales growth of 1% to 3% and earnings per share in the range of $.62 to $.68. Based on these projections, earnings per share for the fiscal year ending February 2, 2008 are forecast to be in the range of $1.83 to $1.89. This compares to $.66 and $1.70 of earnings per share for the 2006 fourth quarter and fiscal year, respectively. Last year’s fourth quarter and fiscal year results included income equivalent to about $.07 per share related to the 53rd week in fiscal 2006. On a comparable 52-week basis, our annual forecast represents 12% to 16% earnings per share growth over the prior year.”

     The Company will provide additional details concerning its third quarter results and projected fourth quarter and full year outlook on a conference call to be held on Tuesday, November 20, 2007 at 11:00 a.m. Eastern Time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available through February 2, 2008 at the website address and through November 30, 2007 via a telephone recording at 402-220-5900, PIN #2342.

     Forward-Looking Statements: This press release and the recorded conference call comments on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006 and Form 10-Q’s and 8-K’s for fiscal 2007. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of November 3, 2007, the Company operated 841 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations, compared to 772 Ross and 26 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
($000, except stores and per share data, unaudited)	2007	2006	2007	2006
Sales	$1,468,337	$1,362,045	$4,323,510	$3,961,773

Costs and expenses
Cost of goods sold	1,150,754	1,073,820	3,353,318	3,086,786
Selling, general and administrative	238,847	217,586	698,376	635,388
Interest income, net	(12)	(1,775)	(1,338)	(5,213)
Total costs and expenses	1,389,589	1,289,631	4,050,356	3,716,961

Earnings before taxes	78,748	72,414	273,154	244,812

Provision for taxes on earnings	30,066	28,481	106,565	96,285
Net earnings	$48,682	$43,933	$166,589	$148,527

Earnings per share
Basic	$0.36	$0.32	$1.23	$1.06
Diluted	$0.36	$0.31	$1.21	$1.04

Weighted average shares outstanding (000)
Basic	134,429	138,570	135,856	140,184
Diluted	136,215	140,887	138,172	142,672

Dividends per share
Cash dividends declared per share	$0.08	$0.06	$0.15	$0.12

Stores open at end of period	893	798	893	798

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	November 3,	October 28,
($000, unaudited)	2007	2006
Assets

Current Assets
Cash and cash equivalents	$151,548	$122,069
Short-term investments	6,177	4,857
Accounts receivable	47,515	36,823
Merchandise inventory	1,119,070	1,065,549
Prepaid expenses and other	57,392	51,326
Deferred income taxes	32,647	20,014
Total current assets	1,414,349	1,300,638

Property and equipment, net	828,487	740,385
Other long-term assets	67,979	60,267
Long-term investments	32,827	30,838
Total assets	$2,343,642	$2,132,128

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$1,012,904	$1,047,526
Total current liabilities	1,012,904	1,047,526

Long-term debt	150,000	-
Other long-term liabilities	170,214	128,503
Deferred income taxes	79,621	97,363

Commitments and contingencies

Stockholders' Equity	930,903	858,736
Total liabilities and stockholders' equity	$2,343,642	$2,132,128

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	November 3,	October 28,
($000, unaudited)	2007	2006
Cash Flows From Operating Activities
Net earnings	$166,589	$148,527
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	88,471	78,680
Stock-based compensation	19,535	20,121
Deferred income taxes	(22,987)	(496)
Tax benefit from equity issuance	5,601	11,943
Excess tax benefits from stock-based compensation	(4,697)	(4,509)
Change in assets and liabilities:
Merchandise inventory	(67,341)	(127,458)
Other current assets, net	(30,557)	(21,937)
Accounts payable	(33,277)	204,604
Other current liabilities	(19,933)	15,145
Other long-term, net	31,001	5,629
Net cash provided by operating activities	132,405	330,249

Cash Flows Used in Investing Activities
Purchase of assets under lease	-	(87,329)
Additions to property and equipment	(176,790)	(93,365)
Purchases of investments	(63,213)	(67,328)
Proceeds from investments	61,162	55,602
Net cash used in investing activities	(178,841)	(192,420)

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows (continuation)

	Nine Months Ended
	November 3,	October 28,
($000, unaudited)	2007	2006
Cash Flows Used in Financing Activities
Payment of term debt	-	(50,000)
Issuance of common stock related to stock plans	12,789	13,991
Excess tax benefits from stock-based compensation	4,697	4,509
Treasury stock purchased	(3,638)	(2,935)
Repurchase of common stock	(152,598)	(147,726)
Dividends paid	(30,654)	(25,366)
Net cash used in financing activities	(169,404)	(207,527)
Net decrease in cash and cash equivalents	(215,840)	(69,698)
Cash and cash equivalents:
Beginning of period	367,388	191,767
End of period	$151,548	$122,069

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$759
Income taxes paid	$142,767	$125,522

Non-Cash Investing Activities
Change in fair value of investment securities	$570	$5